UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

Form 8-K
______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 2, 2016

CDK Global, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-36486	46-5743146
(Commission File Number)	(I.R.S. Employer Identification Number)

1950 Hassell Road, Hoffman Estates, IL 60169
(Registrant's telephone number, including area code)

(847) 397-1700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 2, 2016, CDK Global, Inc. (“the Company”) entered into a letter agreement (the “Agreement”) with Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. (collectively, “Elliott”), which have a combined economic exposure of approximately 9.3% of the outstanding shares of the Company’s common stock.

Under the Agreement, the Company agreed to: (i) promptly appoint two individuals (each a “New Director”) to the board of directors of the Company (the “Board”) identified from a candidate list of individuals submitted to the Company by Elliott concurrently with the execution of the Agreement (the “Candidate List”), provided the first of the New Directors shall be identified no later than September 6, 2016 and the second of the New Directors shall be identified no later than October 6, 2016; (ii) promptly following identification of the New Directors, but no later than five business days thereafter, increase the size of the Board from eight to ten directors and appoint the New Directors to fill the two vacancies so created; (iii) appoint each of the New Directors to an appropriate committee of the Board, consistent with the Board’s normal course of operations, but no later than 150 days after the appointment of the New Directors; and (iv) limit the size of the Board to no more than ten directors during the term of the Agreement. In addition, subject to approval by Elliott (with such approval not to be unreasonably withheld), the Company may add to the Candidate List one individual with similar qualifications to the other individuals on the Candidate List.

The Company also has agreed to nominate the New Directors for election as directors of the Company’s 2016 Annual Meeting of Stockholders (“2016 Annual Meeting”). Under the Agreement, Elliott agreed to vote, or cause to be voted, all of the Company’s common stock owned by Elliott or its controlled or controlling affiliates in favor of the directors nominated by the Board at the 2016 Annual Meeting.

Under the Agreement, Elliott has agreed to certain standstill restrictions until the earlier of (i) the first anniversary of the date of the Agreement and (ii) thirty days prior to the last day of the time period, established pursuant to the Company’s Bylaws, for stockholders to deliver notice to the Company of director nominations to be brought before the Company’s 2017 Annual Meeting of Stockholders (the “Expiration Date”). These standstill restrictions include, but are not limited to (i) engaging in any solicitation of proxies or consents with respect to the election or removal of directors; (ii) forming or joining a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) with respect to the common stock and other voting securities of the Company; (iii) beneficially owning more than 9.9% of the voting power of, or economic exposure to more than 14.9% of, the Company’s common stock; (iv) making or participating in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company (an “Extraordinary Transaction”); (v) seeking, alone or in concert with others, representation on the Board or the removal of any member of the Board, except as provided in the Agreement; or (vi) making any stockholder proposal. The standstill restrictions terminate automatically upon certain events, including but not limited to (a) Elliott's delivery of written notice to the Company of a material breach of the Agreement by the Company, if such breach has not been cured within a specified notice period; (b) the announcement by the Company of a definitive agreement with respect to an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the common stock of the Company; or (c) the commencement of any tender or exchange offer that, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the common stock of the Company, where the Company files a Schedule 14D-9 (or any amendment thereto) that does not recommend that the Company’s stockholders reject such tender or exchange offer.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. A press release, dated August 3, 2016, announcing entry into the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Description
10.1	Letter Agreement, by and among CDK Global, Inc., Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc, dated August 2, 2016
99.1	Press Release issued by CDK Global, Inc., dated August 3, 2016 announcing entry into the Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDK Global, Inc.

Date: August 3, 2016	By:	/s/ Alfred A. Nietzel
Alfred A. Nietzel
Executive Vice President, Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Description
10.1	Letter Agreement, by and among CDK Global, Inc., Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc, dated August 2, 2016
99.1	Press Release issued by CDK Global, Inc., dated August 3, 2016 announcing entry into the Agreement